Exhibit 10(s)

                            SECOND AMENDMENT TO LEASE
                            -------------------------

        This SECOND AMENDMENT TO LEASE is made and entered into this 1st day of October, 1996 by and between RESURGENS PLAZA SOUTH ASSOCIATES, L.P., a Georgia limited partnership (hereinafter "Landlord"), as successor in interest and title to RESURGENS PLAZA SOUTH ASSOCIATES, a Georgia general and formerly the Landlord, and INTERSTATE/JOHNSON LANE CORPORATION, a North Carolina Corporation (hereinafter "Tenant").

                                  WITNESSETH:
                                  ----------

        WHEREAS, by that certain Lease dated January 25, 1990 by and between Landlord's predecessor in interest and Tenant, there was leased to Tenant for a Term commencing on or about August 1, 1990 and to end July 31, 1998, certain office space located at Suite 1200 and Suite 2300, together containing approximately 50,313 net rentable square feet, on the twelfth and twenty-third floors of that certain building known as Resurgens Plaza South, 945 East Paces Ferry Road, Atlanta, Georgia, (hereinafter the "Building"), all as described therein and as now constituting "the Leased Premises," and

        WHEREAS, by that certain First Amendment to Lease dated by and between Landlord and Tenant (the "First Amendment"), modifications to the terms of the original 1993 Lease were made as to parking arrangements for Tenant's employees and the Rules and Regulations were supplemented, all upon the terms and conditions set forth therein.

        WHEREAS, Landlord and Tenant now mutually desire to further modify the Lease to provide for extension of the Term thereof, for modification to and adjustments of Rentals, for the provision by Landlord of Tenant Improvements, and for other and related matters, all upon the terms and conditions set forth hereinafter

        NOW THEREFORE, in consideration of the payment of Ten and No/100 Dollars ($10.00) in hand paid by Tenant to Landlord, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties do now adopt hereto and incorporate herein the foregoing recitals and do now further agree as follows:

        (1) EXTENSION OF LEASE TERM The Term of the Lease is herewith extended for a period of seven (7) years (the "Extended Term") commencing August 1, 1998 (the "New Commencement Date") and running to and through July 31, 2005 (the "Expiration Date"). Paragraph 2 of the Lease is herewith modified and amended accordingly.

        (2) RENTALS. From and after the New Commencement Date, Tenant shall and hereby agrees to pay Landlord in advance, without demand, deduction or set-off, Annual Base Rental, subject to adjustment effective one (1) year next following the New Commencement Date, in the sum of One Million One Hundred Nineteen Thousand Four Hundred Sixty-Four and 25/100 Dollars ($1,119,464.25), in monthly installments of Ninety-Three Thousand Two Hundred Eighty-Eight and 69/100 Dollars ($93,288.69) ("Monthly Base Rental"), due not later than the first day of each calendar month beginning on the New Commencement Date and continuing thereafter for the remainder of the Extended Term of the Lease. Tenant recognizes that late payment of any rental will result in administrative and other expense to Landlord, the extent of which would be extremely difficult to ascertain and quantify. Therefore, in the event any payment of Monthly Base Rental as herein and hereafter modified, and/or Additional Rental, remains unpaid for five (5) days after notice that said amount is due, Tenant shall pay to Landlord an additional charge in an amount of five percent (5%) of the Base Rental and/or Additional Rental

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


then due, not as a penalty but to liquidate the damages so occasioned to Landlord and to reimburse Landlord for Landlord's additional cost in processing such late payment, which amount shall be added to the Base Rental and/or Additional Rental then due, and shall be immediately then due and payable. Sub-paragraphs 3 (a) and (b) of the Lease are hereby deemed modified and superseded accordingly

        (3) ANNUAL RENTAL ADJUSTMENTS. (a) The Base Rental for each twelve (12) month period subsequent to the completion of the First Year of the Extended Term shall, as of August 1, 1999, be computed by increasing by one-half a number obtained by multiplying the then current Monthly Base Rental (less any adjustment provided for in sub-paragraph (3)(b) hereinbelow as to operating cost increases), by a fraction whose numerator shall be the Consumer Price Index ("CPI") for all Urban Consumers (1982-84-=100) published by the United States Department of Labor, Bureau of Labor Statistics (or by any similar or succeeding agency), for the calendar month prior to the expiration of the first and each successive lease year of the Extended Term, and whose denominator shall be the CPI for the month of July, 1998, as to the first such adjustment, and for the month of July of each successive year for all annual adjustments thereafter, the resulting product thereof to be known as the "Adjusted Monthly Base Rental;" provided that, in no event shall the Adjusted Monthly Base Rental be less than the Monthly Base Rental stated in Paragraph 2 hereinabove. Landlord shall notify Tenant annually in writing of the Adjusted Monthly Base Rental within sixty (60) days subsequent to the date on which the increase in Monthly Base Rental is due, and Tenant shall pay the Adjusted Monthly Base Rental to Landlord on the first day of each calendar month thereafter for the following twelve (12) month period or for those months remaining in that period after notification. Paragraph 3 of the Lease is


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


supplemented and modified accordingly.

        (b) In addition, commencing on the first day of the first month following the close of the first year of the Extended Term, the Landlord may increase the Monthly Base Rental or Adjusted Monthly Base Rental, as the case may be, by an amount equal to the difference between one-twelfth of Tenant's proportionate share of the actual operating expenses of the Building for the 12-month period just ended in excess of $7.50/square foot of Net Rentable Area in the Building.

Subparagraph (3)(f) of the Lease is modified accordingly.

(4) LANDLORD CONTRIBUTION TO TENANT IMPROVEMENTS. At its sole cost and expense, Landlord shall re-carpet the Premises, matching specification of Tenant's existing carpet (Legend's Pat Craft) using a carpet supplier and installer chosen by Landlord. Landlord shall also repaint Premises prior to December 31, 1998. Further Landlord shall repaint the Premises during the 5th year Extended Term, upon receipt of reasonable prior written notification from Tenant of its desire therefor, and establishing a start date for such painting. Any further improvements or refurbishment of the Lease Premises, in addition to the foregoing, shall be performed at the sole cost and expense of Tenant. The provisions of Special Stipulations ("Exhibit F") of the Lease entitled
"Architectural Allowance" are inapplicable hereto and, having been fulfilled said Stipulation is now and hereafter declared abrogated, inoperative, null and void.

        (5) BROKER. Tenant represents and warrants that no broker, agent, commission salesman, or other person, other than The Harris Group, has represented Tenant in the negotiations for the procurement of this Second Amendment and that no commission, fee or compensation of any kind is due and payable in connection therewith to any said person or entity other than The Harris Group. The payment of a commission shall be the sole responsibility of

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


Landlord, under the terms of a separate agreement to be entered into by and between Landlord and The Harris Group. Tenant and Landlord also acknowledge that American Resurgens Management Corp. has acted as agent for Landlord in this transaction and is to be compensated solely by Landlord for its services in connection therewith in accordance with a separate agreement with Landlord. American Resurgens Management Corp. has not acted as agent for Tenant in connection with this transaction. The provision of Special Stipulations (Exhibit "F") to the original Lease, having been fulfilled, are declared inapplicable to this Second Amendment, and same are abrogated and made null, void and of no effect.

        (6) HEATING, VENTILATION & AIR CONDITIONING. Notwithstanding the provisions of Paragraph 13 ("Service and Utilities") of the Lease, after-hours heating, ventilating and air conditioning will be provided by Landlord to Tenant upon prior reasonable request therefor, on a floor-by-floor basis, at a charge of Seventy Five Dollars ($75.00) per hour, per floor. The provisions of said Paragraph 13 of the Lease are hereby modified and amended accordingly.

        (7) PARKING. Notwithstanding the provisions of Paragraph 26 ("Parking") of the Lease, the monthly charge therefor, payable in advance, shall be at the rate of Fifty-Five Dollars ($55.00) per space, per month throughout the Extended Term. Paragraph 26 of the Lease is hereby amended and modified accordingly.

        (8) FULL FORCE AND EFFECT. All of the terms, covenants and conditions of the Lease and of the Exhibits thereto, except and to the extent as modified by this Second Amendment To Lease, shall remain in full force and effect.


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


IN WITNESS WHEREOF, the parties hereto by and through their duly authorized officers have executed this Second Amendment to Lease under their hands and seals the day and year first above written.

WITNESS/ATTEST:

/s/  (Signature illegible)
-----------------------------------

LANDLORD:

RESURGENS PLAZA SOUTH ASSOCIATES, L.P.,
A Georgia Limited Partnership

By: RESURGENS PLAZA SOUTH LTD., A
    Georgia Limited Partnership

By: RESURGENS - AHE, L.P., A Georgia
    Limited Partnership, its sole general partner

By: RESURGENS PLAZA- AHE, INC., A
    Georgia Corporation, its sole general partner
                ~ '

By: /s/ James L. McMahan L.S.
    -------------------------
(Printed Name): James L. McMahan
                ------------------
(Title): President
         -------------------------

(CORPORATE SEAL)

(Signatures continued on next page)


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

-------------------------------------------

APPROVED:

GENERAL ELECTRIC REAL ESTATE EQUITIES, INC.

By:  /s/ (Signature illegible)
    ---------------------------------------

Its: /s/ Authorized Signatory
    ---------------------------------------


TENANT:

INTERSTATE/JOHNSON LANE
CORPORATION
A North Carolina Corporation


By: /s/ Edward C. Ruff L.S.
    ---------------------------------------

(Printed Name): Edward C. Ruff
                ---------------------------

(Title): Senior Managing Director &
        -----------------------------------
         Chief Financial Officer

(CORPORATE SEAL)


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